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Exhibit 99.1

The Zenith Zenith National Insurance Corp. 21255 Califa St. Woodland Hills, CA 91367-9021 Reply to: P.O. Box 9055 Van Nuys, CA 91405-9055 Telephone: 818/713-1000

PRESS RELEASE

BUSINESS & FINANCIAL EDITORS FOR IMMEDIATE RELEASE	STANLEY R. ZAX Chairman and President

ZENITH ANNOUNCES FOURTH QUARTER INCREASE IN LOSS RESERVES

WOODLAND HILLS, CA, January 20, 2003 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Zenith National Insurance Corp. (NYSE:ZNT) reported that its actuaries have completed a review of the loss and loss adjustment expense reserves of our insurance companies at December 31, 2002 and have determined that it is necessary to increase workers' compensation reserves by about 4.5% or $30.0 million. Accordingly, a non-cash charge of $30.0 million before tax, $19.5 million after tax or $1.04 per share, will be made to earnings in the fourth quarter of 2002. Net loss for the fourth quarter of 2002 is estimated at $7.5 million, or $0.40 per share, compared to a net loss of $10.5 million, or $0.59 per share, in the fourth quarter of 2001.

Net income for the year ended December 31, 2002 is estimated at $10.5 million, or $0.56 per share, compared to a net loss of $27.0 million, or $1.53 per share, for the year ended December 31, 2001. Net loss for the quarter and year ended December 31, 2001 has been restated to reflect the previously reported change in accounting for our investment in Advent Capital. The 2002 calendar year combined ratio for the property-casualty business is estimated at 106.5% compared to 118.9% the prior year.

The reserve deficiency is attributable to severity development due both to health care and indemnity cost inflation higher than previous estimates in the California operations offset, in part, by favorable development trends outside California. The loss development applies to accident years 2000, 2001 and 2002, increasing combined ratios for those years by about 2.1, 5.1 and 0.5 percentage points, respectively.

On January 17, 2003 Zenith National contributed $45.0 million to the capital of its insurance subsidiary, Zenith Insurance Company, in connection with the increase in its business operations. Zenith National used $45.0 million of its bank lines of credit to fund the capital contribution.

        Continued

Workers' compensation rate increases for 2002 are estimated at 18% higher than 2001 (27% in California) and for 2003 are estimated at 21% higher than 2002 (30% in California).

Stanley R. Zax, Chairman and President, said, "Our reserves reflect a conservative view of the trends and our estimate of the ultimate cost of our liabilities. The reserve increase is primarily attributable to California incurred losses where our trends are consistent with the recent industry data. January new and renewal business to date indicate that we can expect continued growth in our operations in 2003. We expect to release our audited results for the year ended December 31, 2002 on or about February 4, 2003."

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items. Statements containing words such as expect, anticipate, believe, estimate, or similar words that are used in this release or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements. Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include but are not limited to the following: (1) heightened competition, particularly intense price competition; (2) adverse state and federal legislation and regulation; (3) changes in interest rates causing fluctuations of investment income and fair values of investments; (4) changes in the frequency and severity of claims and catastrophes; (5) adequacy of loss reserves; (6) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; (7) the terrorist attacks of September 11, 2001, any future terrorist attacks and their aftermath; and (8) other risks detailed herein and from time to time in Zenith's other reports and filings with the Securities and Exchange Commission.

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  Exhibit 99.1
ZENITH ANNOUNCES FOURTH QUARTER INCREASE IN LOSS RESERVES